EXHIBIT 99.1
FirstCash Reports Record First Quarter Operating Results;
Revenues Increase 26%, Driving 30% Growth in Earnings per Share;
Pawn Receivable Growth Accelerates; Revenue Guidance Increased for 2026
____________________________________________________________

Fort Worth, Texas (April 23, 2026) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced record revenue and earnings results for the three month period ended March 31, 2026. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.42 per share, which will be paid in May 2026.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash is pleased to report its first quarter results highlighted by record revenue, net income and earnings per share. Consolidated revenues again exceeded $1 billion for the quarter, representing an increase of 26% over the first quarter of last year. Resulting net income and adjusted EBITDA both increased 29%, while fully diluted earnings per share increased an impressive 30%.

“Our tremendous first quarter results were driven by exceptionally strong performances in each of the three pawn segments. Pawn revenues in the U.S. were up 16% while Latin America was up 40% on a U.S. dollar basis and 23% in local currency. The recently acquired U.K. operations contributed meaningfully to the overall revenue and earnings results with an outstanding quarter as well. The earnings contribution margin in each pawn segment further improved, driven by pawn fee growth coupled with strong merchandise sales and margins.

“Most notably, same-store pawn receivables at the end of the first quarter increased an unprecedented 19% in the U.S., 30% in Latin America and 29% in the U.K. (all on a local currency basis), representing further acceleration in pawn demand since the start of the year. These trends point to significant further revenue momentum as we begin the second quarter, and accordingly, we are raising full year 2026 revenue guidance for each of our pawn segments.

“FirstCash’s store opening and acquisition activity remains strong with 340 locations added over the last twelve months, including eight pawn locations added in the first quarter. There continues to be a solid pipeline of opportunities across all markets for further expansion in 2026.

“Additionally, the strong first quarter operating results generated significant operating cash flows which we utilized to further invest in the business while also reducing our leverage ratio, repurchasing stock and paying the quarterly cash dividend,” concluded Mr. Wessel.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2026	2025	2026	2025
Revenue	$1,051,651	$836,423	$1,051,651	$836,423
Net income	$107,702	$83,591	$119,048	$92,781
Diluted earnings per share	$2.43	$1.87	$2.69	$2.07
EBITDA (non-GAAP measure)	$210,945	$162,961	$210,631	$162,880
Weighted-average diluted shares	44,248	44,789	44,248	44,789

Consolidated Operating Highlights
•Diluted earnings per share for the first quarter increased 30% on both a GAAP basis and on an adjusted basis compared to the prior-year quarter.
•Net income for the first quarter totaled $108 million, a 29% increase over the prior-year quarter on a GAAP basis, while adjusted net income increased 28% compared to the prior-year quarter.
•Adjusted EBITDA for the first quarter increased 29% to $211 million compared to the prior-year quarter.
•Consolidated revenue for the first quarter increased 26% over the prior-year quarter while net revenues (gross profit) increased 28% compared to the prior-year quarter.
•Combined revenues from the Company’s pawn segments increased 40% in the first quarter over last year, while the total pawn segment income increased 60% over the same period.
•Consolidated assets at March 31, 2026 totaled a record $5.4 billion, including record pawn receivables of $851 million. This compares to assets of $4.4 billion and pawn receivables of $500 million a year ago.
•For the trailing twelve month period ended March 31, 2026 the Company reported:
◦Revenues of $3.9 billion
◦Net income of $354 million on a GAAP basis and adjusted net income of $416 million
◦Adjusted EBITDA of $746 million
◦Operating cash flows of $613 million and adjusted free cash flows (a non-GAAP measure) of $267 million

Pawn Store Locations and Merchant Partner Growth
•During the first quarter, the Company added eight pawn locations, including four de novo stores in Latin America, three de novo stores in the U.K. and one acquired location in the U.S. Over the last twelve months, the Company has added 340 locations, which includes 24 U.S. locations, 26 in Latin America and 290 in the U.K.
•At March 31, 2026, the Company had 3,334 locations, comprised of 1,207 U.S. locations, 1,838 locations in Latin America and 289 U.K. locations.
•The Company’s real estate portfolio of owned pawn locations now totals 458 properties, of which 15 were acquired in the first quarter and 51 were acquired over the past 12 months.
•AFF had approximately 16,600 active retail and e-commerce point-of-sale merchant partner locations at March 31, 2026, representing a 14% increase compared to a year ago.

U.S. Pawn Segment Operating Results
•Total segment revenue increased 16% in the first quarter, reflecting especially strong same-store revenue growth coupled with contributions from the 2025 acquisitions.
•Segment pre-tax operating income increased 25% compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to a record 29% for the first quarter of 2026 compared to 27% in the prior-year quarter.
•Pawn receivables increased 21% in total at March 31, 2026 compared to last year. Same-store pawn receivables increased 19% and are up 32% on a two-year stacked basis. This represented the eleventh consecutive quarter of double-digit same-store receivables growth.
•Pawn loan fees increased 14% in the first quarter while retail merchandise sales increased 13%, both compared to the prior-year quarter. On a same-store basis, pawn fees increased 13% and retail sales increased 9%.
•Retail sales margins improved to 44% for the first quarter of 2026 compared to 42% for the first quarter of 2025. Inventories aged greater than one year at March 31, 2026 remained low at 1.7% of total inventories and consistent with the prior year.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant or local currency basis, a non-GAAP financial measure defined at the end of this release. The average U.S. dollar to Mexican peso exchange rate for the first quarter of 2026 was 17.6 dollar / peso, a favorable change of 14% versus the comparable prior-year period.
•Total segment revenue in the first quarter of 2026 increased 40% on a U.S. dollar basis and 23% on a constant currency basis compared to the prior-year quarter.
•First quarter segment pre-tax operating income increased 62% on a U.S. dollar basis compared to last year, totaling a record $51 million, and increased 48% on a local currency basis. The resulting segment pre-tax operating margin increased to 20% for the first quarter of 2026 compared to 17% in the prior-year quarter.
•Pawn receivables, both in total and on a same-store basis, as of March 31, 2026, increased 45% on a U.S. dollar basis while increasing 30% on a constant currency basis compared to the prior year.
•Total and same-store pawn loan fees in the first quarter increased 42% on a U.S. dollar basis while both increased 23% on a constant currency basis compared to the prior-year quarter.
•Total and same-store retail merchandise sales in the first quarter increased 33% on a U.S. dollar basis compared to the prior-year quarter. On a constant currency basis, both total and same-store retail merchandise sales increased 15% in the first quarter compared to the prior-year quarter.
•Retail margins were 35% in both the first quarter of 2026 and 2025. Inventories aged greater than one year at March 31, 2026 remained extremely low at 1.3% and down sequentially from 1.4% at the end of 2025.

U.K. Pawn Segment Operating Results
•Total revenues in the first quarter were $102 million, with strong growth over the prior-year quarter (pre-acquisition) in both pawn fees and merchandise sales.
•Segment pre-tax operating income for the first quarter of 2026 was $39 million, resulting in a segment pre-tax operating margin of 39%.
•Pawn receivables at March 31, 2026 totaled $215 million, an increase of 29% on both a total and same-store local currency basis, compared to a year ago (pre-acquisition).

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•First quarter segment pre-tax operating income totaled $26 million. This represented an expected decrease compared to the first quarter of 2025, which included significant run-off revenues from certain merchant partner bankruptcies that occurred in late 2024.
•Gross transaction volume of lease and loan originations during the first quarter increased 3% compared to the prior-year quarter, which was a sequential improvement compared to the year-over-year decrease of 3% during the fourth quarter of 2025.
•Gross revenues for the first quarter decreased 11%, primarily due to the merchant bankruptcies in late 2024.
•The combined average monthly net charge-off rate for lease and finance products remained within our targeted range at 5.6% for the first quarter of 2026, relatively consistent with the 5.4% in the first quarter of 2025.

Cash Flow and Liquidity
•Consolidated operating cash flows for the twelve month period ended March 31, 2026 totaled $613 million, an increase of 13% compared to the same prior-year period, driven by significant contributions from each of the Company’s four business segments.
•Adjusted free cash flows, which includes net fundings/repayments of pawn loans and finance receivables, decreased 1% to $267 million in the twelve month period ended March 31, 2026 compared to the same prior-year period. The decrease was primarily due to the extraordinarily strong growth in new pawn loans made during the quarter.

•The operating cash flows helped fund significant growth in earning assets, continued investments in the pawn store platform and shareholder returns over the past twelve months:
◦A total of 309 pawn stores were acquired for a combined purchase price of $450 million.
◦Excluding earning assets obtained through acquisitions over the past twelve months, pawn earning assets (pawn receivables and inventories) increased $277 million compared to last year.
◦31 de novo pawn stores were opened with a combined investment of approximately $12 million in fixed assets and working capital.
◦Real estate purchases totaled $86 million as the Company purchased the underlying real estate at 51 of its existing pawn stores, bringing the number of Company-owned properties to 458 locations.
◦Shareholder returns comprised of stock repurchases and cash dividends totaled $178 million.
•Based on trailing twelve month actual results, the Company’s net debt to adjusted EBITDA ratio was 2.9x at March 31, 2026. Including the estimated pro forma EBITDA contributions from acquisitions and other lender permitted adjustments over the past 12 months, the ratio of net debt to adjusted EBITDA at March 31, 2026 was 2.6x, which compares favorably to the same ratio six months ago (post the acquisition of H&T) of 2.9x.

Shareholder Returns
•The Board of Directors declared a $0.42 per share second quarter cash dividend, which will be paid on May 29, 2026 to stockholders of record as of May 15, 2026. This represents an annualized dividend of $1.68 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the first quarter, the Company repurchased 261,000 shares of common stock at an average price of $191.79 per share for a total cost of $50 million under the $150 million stock repurchase program authorized in October 2025.
•Under its current authorization, the Company has $100 million available for future share repurchases, subject to expected liquidity, acquisition and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•Over the past twelve months, the Company has repurchased 648,000 shares of common stock at an average price of $162.60 per share for a total cost of $105 million and paid out $72 million in cash dividends, representing a payout ratio of approximately 50% of net income over the same period.
•The Company generated a 16% return on equity and a 7% return on assets for the twelve months ended March 31, 2026. Using adjusted net income for the twelve months ended March 31, 2026, the adjusted return on equity was 19% while the adjusted return on assets was 8%.

2026 Outlook
The outlook for the remainder of 2026 continues to be highly positive. The Company is raising its expectations for year-over-year growth in pawn segment revenues, driven by the continued growth in same-store pawn receivables and better than anticipated revenue contributions from stores acquired in 2025.
Pawn Operations:
Pawn operations are expected to remain the primary earnings driver as the Company expects segment income from the combined U.S., Latin America and U.K. pawn segments to be almost 90% of total net revenue and segment level pre-tax income for 2026.
U.S. Pawn
•Same-store pawn receivables, the leading indicator of future revenues, at March 31, 2026 were up 19% compared to a year ago, with April balances presently up over 20%. While the Company will lap its 2025 acquisitions of 23 stores over the course of this year, the Company now expects mid-teen revenue growth from pawn fees in 2026 compared to the previous forecast for low double-digit growth.
•The Company expects retail merchandise sales to grow 10% or more in 2026 and will continue to target retail margins at approximately 42%. Previous guidance was for high single digit retail sales growth. Additionally, the Company continues to anticipate improved year-over-year scrap jewelry sales and margins.

•Store operating expenses are projected to grow at a high single-digit range in 2026, primarily due to increased variable compensation expense and the significant 2025 store additions.
Latin America Pawn
•Same-store pawn receivables at March 31, 2026 were up 30% on a local currency basis with continued growth in April. While the Company assumes these comps could moderate over the course of 2026, it still expects a high-teen growth rate in pawn fees (compared to the previous guidance in the mid-teens), assuming a similar exchange rate to last year.
•The Company is now expecting retail merchandise sales to grow at a rate in the mid-teens over 2025 with consistent retail margins at approximately 35%, and like the U.S., expects year-over-year improvement in scrap jewelry volume and margins. The previous retail sales forecast was for high-single digit growth.
•Combined with increased store counts and increased variable compensation expense, operating expenses are expected to increase in a range of 10% to 12% on a U.S. dollar basis.
U.K. Pawn
•Pawn receivables at March 31, 2026 were up 29% compared to a year ago, with April balances trending similarly. Based on first quarter performance and increased full year revenue projections, 2026 segment income (before administrative expenses, interest expense and taxes) is now expected to be in a range of $125 million to $135 million assuming the current GBP exchange rate. Previous guidance was $115 million to $125 million.

Retail POS Payment Solutions (AFF) Operations:
•Given continued softness in furniture and other large-ticket retail sales, gross transaction volumes for lease and loan originations for 2026 are currently forecast to increase in a flat to low single digit range compared to 2025.
•As expected, full year 2026 revenues are forecast to decrease in a mid-to-high single digit range compared to the prior year due to lower comparable leased merchandise balances at the beginning of the current year compared to last year.
•Resulting net revenue (after depreciation of leased merchandise and lease and loan loss provisioning) is expected to decrease in a range of 15% to 20% for the full year due primarily to reduced LTO net revenue from legacy furniture merchant partners.

Other Expenses, Tax Rates and Currency:
•Quarterly corporate administrative expenses for the remainder of 2026 are expected to remain at a run rate similar to the first quarter of 2026.
•Interest expense is expected to increase for full year 2026 in a range of 10% to 15% over 2025 assuming current interest rates on the Company’s floating rate debt.
•The full year 2026 consolidated effective income tax rate under current tax codes in the U.S., Latin America and the U.K. is expected to range from 25.5% to 26.5% of net income.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 to $0.12 per share. A comparable percentage rate change in the exchange rate for the British pound sterling would have an annual earnings impact of approximately $0.07 to $0.09 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s first quarter results and the outlook for the remainder of 2026, “With another quarter of outstanding results, we continue to validate FirstCash’s long-term commitment to its core pawn operations and strategies for growing its global presence. We believe pawnshops are more relevant than ever given their dual role as both a customer-friendly lender and a vibrant second-hand marketplace. These trends, coupled with our focus on customer service, continue to broaden our customer base.

“Our legacy U.S. business continues to perform well, driven by exceptionally strong same-store performance coupled with highly accretive contributions from recently acquired stores. Despite larger than average U.S. tax refunds, lending trends reflected lower than normal first quarter pawn loan paydowns. Retail sales were stronger than expected as well, reinforcing our relevance as a deep-value retailer which is minimally impacted by tariffs. Additionally, we attribute some of the growth to the fact that almost 80% of our U.S. store base is located in the high-growth regions of Texas, the Southeast and Mountain West, which we believe positions us well to enjoy expected long-term demographic tailwinds.

“Latin America produced an even greater first quarter growth rate in pawn revenues, which we attribute to continued inflationary pressures along with the apparent impacts of reverse-migration and reduced remittance volumes from the U.S. to Latin America. Combined with the similarly strong growth of gross profits from merchandise sales and favorable currency trends, Latin America generated a 62% increase in U.S. dollar segment income.

“Pawn growth metrics in the U.K. were outstanding as well, resulting in strong profitability for H&T in the first quarter that was well ahead of our original expectations. The integration of H&T is progressing well, with the migration of these stores to FirstCash’s proprietary pawn point-of-sale technology platform now underway, which we anticipate completing over the next few months. We believe the integration of the point-of-sale system and other back office platforms will improve customer service, enable product enhancements and generate additional operating synergies.

“Based on the extremely strong first quarter results and accelerating pawn loan demand across all markets, we begin the second quarter with tremendous momentum. For each pawn segment, we have increased our 2026 guidance for expected pawn fees and merchandise sales. Our inventories remain well positioned to support the increased sales expectations with retail and scrap jewelry margins continuing to trend at or above our targeted ranges.

“From a longer-term strategic perspective, we remain focused on identifying opportunities to expand pawn operations in the U.S., Latin America and the U.K. There is a solid pipeline of planned new store openings for 2026 coupled with further acquisition opportunities across all markets. We believe that our demonstrated ability to source, finance and close accretive acquisitions quickly, followed by rapid integration into our operating model, is a meaningful competitive advantage.

“The AFF business segment continues to perform profitably as well, despite ongoing weakness in the retail furniture industry. AFF’s increasing penetration into other retail verticals is driving increased door counts and greater merchant diversification. We are encouraged by the increase in first quarter gross transaction volumes over last year. At the same time, portfolio performance metrics remain steady and within our target ranges as we continue to focus on prudent underwriting and merchant quality.

“Each of our pawn segments and AFF continues to generate robust cash flows which support the strong growth in earning assets and continued investments in store expansion. Even with the significant volume of acquisitions over the past 12 months, which includes the all-cash acquisition of H&T last August, our proforma leverage ratio remains modest and has declined as expected over the past several months.

“In summary, we remain focused on operational excellence and customer service, while further creating long-term shareholder value through meaningful growth and consistent shareholder returns,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash operates more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations currently account for over 90% of net revenue, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com, http://www.americanfirstfinance.com and http://www.handt.co.uk.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2026. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the present regulatory environment in the jurisdictions in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States, Latin America and the United Kingdom, including as a result of inflation, elevated interest rates, increased energy costs and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso and British pound sterling; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; risks related to the Company’s ability to prevent cyber attacks, other cybersecurity incidents, security breaches or other disruptions to its information technology systems; risks related to the Company’s ability to develop, operate and adapt its information technology infrastructure suitable for the nature of its business and to successfully transition acquired businesses to its information technology platform; contraction in sales activity or store closures at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part I, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Retail merchandise sales	$464,834	$371,056
Pawn loan fees	266,698	191,871
Leased merchandise income	130,187	156,918
Interest and fees on retail finance products	74,335	73,413
Wholesale scrap jewelry sales	112,481	43,165
Other revenue	3,116	—
Total revenue	1,051,651	836,423

Cost of revenue:
Cost of retail merchandise sold	278,049	224,124
Depreciation of leased merchandise	81,059	88,819
Provision for lease losses	29,744	27,562
Provision for loan losses	42,844	36,360
Cost of wholesale scrap jewelry sold	76,727	35,355
Other cost of revenue	846	—
Total cost of revenue	509,269	412,220

Net revenue	542,382	424,203

Expenses and other income:
Operating expenses	269,429	214,586
Administrative expenses	65,778	48,523
Depreciation and amortization	31,516	25,502
Interest expense	34,528	27,471
Interest income	(227)	(1,229)
Gain on foreign exchange	(1,102)	(14)
Merger and acquisition expenses	865	462
Other income, net	(3,533)	(2,315)
Total expenses and other income	397,254	312,986

Income before income taxes	145,128	111,217

Provision for income taxes	37,426	27,626

Net income	$107,702	$83,591

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$130,739	$146,034	$125,197
Accounts receivable, net	117,345	71,166	115,854
Pawn loans	851,125	499,710	831,497
Finance receivables, net	139,296	145,079	150,274
Inventories	538,791	334,700	487,232
Leased merchandise, net	97,248	103,612	114,283
Prepaid expenses and other current assets	30,689	26,033	32,131
Total current assets	1,905,233	1,326,334	1,856,468

Property and equipment, net	841,570	724,213	808,050
Operating lease right of use asset	362,128	329,183	365,621
Goodwill	2,020,527	1,815,139	2,023,426
Intangible assets, net	214,987	216,736	231,140
Other assets	9,758	9,952	9,796
Deferred tax assets, net	7,119	4,720	6,262
Total assets	$5,361,322	$4,426,277	$5,300,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$206,834	$129,137	$212,615
Customer deposits and prepayments	88,033	76,211	83,908
Lease liability, current	104,801	96,539	111,291
Total current liabilities	399,668	301,887	407,814

Revolving unsecured credit facility	573,000	175,000	559,000
Other long-term debt	1,681,120	1,532,099	1,649,434
Deferred tax liabilities, net	157,479	129,936	158,819
Lease liability, non-current	251,975	228,995	248,934
Total liabilities	3,063,242	2,367,917	3,024,001

Stockholders’ equity:
Common stock	575	575	575
Additional paid-in capital	1,755,756	1,755,591	1,771,379
Retained earnings	1,759,830	1,477,730	1,670,583
Accumulated other comprehensive loss	(76,399)	(130,540)	(64,835)
Common stock held in treasury, at cost	(1,141,682)	(1,044,996)	(1,100,940)
Total stockholders’ equity	2,298,080	2,058,360	2,276,762
Total liabilities and stockholders’ equity	$5,361,322	$4,426,277	$5,300,763

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

The Company organizes its operations into four reportable segments as follows:

•United States pawn (“U.S. pawn”)
•Latin America pawn (“LatAm pawn”)
•United Kingdom pawn (“U.K. pawn”)
•Retail POS payment solutions (American First Finance or “AFF”)

Operating expenses of the three pawn segments include salary and benefit expenses of store-level employees, occupancy costs, bank and other treasury fees, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Operating expenses of the AFF segment include salary and benefit expenses of operations-focused departments, payment processing charges, data analytics and decisioning costs, information technology costs, advertising costs and other operational costs incurred by AFF.

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, gain on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated between the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

The Company completed the acquisition of H&T, the leading pawn operator in the United Kingdom, on August 14, 2025, the date which the balance sheet and operating results of H&T were included in the Company’s consolidated financial results.

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Three Months Ended March 31, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$283,829	$159,841	$21,845	$—	$(681)	$464,834
Pawn loan fees	157,808	76,646	32,244	—	—	266,698
Leased merchandise income	—	—	—	130,187	—	130,187
Interest and fees on retail finance products	—	—	—	74,335	—	74,335
Wholesale scrap jewelry sales	47,369	20,632	44,480	—	—	112,481
Other revenue	—	—	3,116	—	—	3,116
Total revenue	489,006	257,119	101,685	204,522	(681)	1,051,651
Cost of revenue:
Cost of retail merchandise sold	158,956	104,066	15,379	—	(352)	278,049
Depreciation of leased merchandise	—	—	—	81,352	(293)	81,059
Provision for lease losses	—	—	—	29,931	(187)	29,744
Provision for loan losses	—	—	—	42,844	—	42,844
Cost of wholesale scrap jewelry sold	36,097	16,860	23,770	—	—	76,727
Other cost of revenue	—	—	846	—	—	846
Total cost of revenue	195,053	120,926	39,995	154,127	(832)	509,269
Net revenue	293,953	136,193	61,690	50,395	151	542,382
Segment expenses:
Operating expenses	143,857	80,727	21,089	23,756	—	269,429
Depreciation	8,696	4,585	1,447	720	—	15,448
Total segment expenses	152,553	85,312	22,536	24,476	—	284,877
Segment pre-tax operating income	$141,400	$50,881	$39,154	$25,919	$151	$257,505

	Three Months Ended March 31, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$251,225	$120,532	$—	$—	$(701)	$371,056
Pawn loan fees	137,948	53,923	—	—	—	191,871
Leased merchandise income	—	—	—	156,918	—	156,918
Interest and fees on retail finance products	—	—	—	73,413	—	73,413
Wholesale scrap jewelry sales	33,492	9,673	—	—	—	43,165
Total revenue	422,665	184,128	—	230,331	(701)	836,423
Cost of revenue:
Cost of retail merchandise sold	145,758	78,739	—	—	(373)	224,124
Depreciation of leased merchandise	—	—	—	89,143	(324)	88,819
Provision for lease losses	—	—	—	27,604	(42)	27,562
Provision for loan losses	—	—	—	36,360	—	36,360
Cost of wholesale scrap jewelry sold	27,224	8,131	—	—	—	35,355
Total cost of revenue	172,982	86,870	—	153,107	(739)	412,220
Net revenue	249,683	97,258	—	77,224	38	424,203
Segment expenses:
Operating expenses	128,951	61,417	—	24,218	—	214,586
Depreciation	7,600	4,436	—	705	—	12,741
Total segment expenses	136,551	65,853	—	24,923	—	227,327
Segment pre-tax operating income	$113,132	$31,405	$—	$52,301	$38	$196,876

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Pawn Operating Metrics
(dollars in thousands, except as otherwise noted)

	As of March 31, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$441,628	$194,116	$215,381	$851,125
Inventories	311,579	144,013	83,199	538,791
	$753,207	$338,129	$298,580	$1,389,916

Average outstanding pawn loan amount (in ones)	$328	$115	$854	$260

Composition of pawn collateral:
Jewelry	75%	51%	99%	76%
General merchandise	25%	49%	1%	24%
	100%	100%	100%	100%

Composition of inventories:
Jewelry	66%	50%	99%	67%
General merchandise	34%	50%	1%	33%
	100%	100%	100%	100%

Percentage of inventory aged greater than one year	1.7%	1.3%	10.2%	2.9%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.9 times	2.4 times	3.0 times

	As of March 31, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$365,972	$133,738	$—	$499,710
Inventories	246,237	88,463	—	334,700
	$612,209	$222,201	$—	$834,410

Average outstanding pawn loan amount (in ones)	$289	$86	$—	$177

Composition of pawn collateral:
Jewelry	73%	42%	—%	64%
General merchandise	27%	58%	—%	36%
	100%	100%	—%	100%

Composition of inventories:
Jewelry	61%	38%	—%	55%
General merchandise	39%	62%	—%	45%
	100%	100%	—%	100%

Percentage of inventory aged greater than one year	1.7%	1.5%	—%	1.7%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	4.2 times	—	3.2 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Retail POS Payment Operating Metrics
(dollars in thousands)

	Three Months Ended
	March 31,
	2026	2025
Gross transaction volume:
Leased merchandise	$96,702	$94,305
Finance receivables (1)	145,477	141,262
Total gross transaction volume	$242,179	$235,567

(1)    During the third quarter of 2025, AFF began assisting certain customers in applying for a direct-to-consumer unsecured installment loan that is underwritten and fully retained by AFF’s bank partner (“OBS Loans”). OBS Loans are not reflected on the Company’s balance sheet as a finance receivable. For the three months ended March 31, 2026, gross transaction volume includes $14.4 million of OBS Loans originated by AFF’s bank partner through the assistance of AFF.

	As of March 31,
Earning assets:	2026	2025
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$158,542	$172,886
Less allowance for lease losses	(61,248)	(69,077)
Leased merchandise, net	$97,294	$103,809

Finance receivables, net:
Finance receivables, before allowance for loan losses (1)	$243,867	$263,421
Less allowance for loan losses	(104,571)	(118,342)
Finance receivables, net	$139,296	$145,079

(1)Does not include $32.9 million of outstanding OBS Loans held by AFF’s bank partner as of March 31, 2026. Combined finance receivables, before allowance for loan losses, and OBS Loans totaled $276.8 million as of March 31, 2026.

	Three Months Ended
	March 31,
	2026	2025
Leased merchandise portfolio metrics:
Provision rate (1)	31.0%	29.3%
Average monthly net charge-off rate (2)	6.6%	6.8%
Delinquency rate (3)	24.3%	22.6%

Finance receivables portfolio metrics:
Provision rate (1)	29.5%	25.7%
Average monthly net charge-off rate (2)	4.9%	4.4%
Delinquency rate (3)	20.5%	19.3%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of March 31, 2026, the Company operated 3,334 pawn store locations composed of 1,207 stores in 29 U.S. states and the District of Columbia, 1,733 stores in 32 states in Mexico, 75 stores in Guatemala, 18 stores in El Salvador, 12 stores in Colombia and 289 stores in the U.K.

The following table details pawn store count activity:

	Three Months Ended March 31, 2026
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,207	1,837	286	3,330
New locations opened	—	4	3	7
Locations acquired	1	—	—	1
Consolidation of existing pawn locations (1)	(1)	(3)	—	(4)
Total locations, end of period	1,207	1,838	289	3,334

(1)Store consolidations, which include certain acquired locations that have been combined with overlapping stores, represent closings for which the Company expects to maintain a significant portion of the customer base in the consolidated location.

Retail POS Payment Solutions

As of March 31, 2026, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 16,600 active retail merchant partner locations. This compares to the active door count of approximately 14,500 locations at March 31, 2025.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, amortization of acquired intangible assets and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$107,702	$83,591	$354,486	$281,038
Adjustments, net of tax:
Merger and acquisition expenses	646	354	12,563	1,603
Amortization of acquired intangible assets	11,554	9,258	43,351	37,974
CFPB litigation settlement	—	—	9,390	—
Other (income) expense, net	(854)	(422)	(3,381)	4,657
Adjusted net income	$119,048	$92,781	$416,409	$325,272

	Three Months Ended
	March 31,
	2026	2025
	Per Share	Per Share
Diluted earnings per share, as reported	$2.43	$1.87
Adjustments, net of tax:
Merger and acquisition expenses	0.02	—
Amortization of acquired intangible assets	0.26	0.21
Other income, net	(0.02)	(0.01)
Adjusted diluted earnings per share	$2.69	$2.07

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net income	$107,702	$83,591	$354,486	$281,038
Income taxes	37,426	27,626	126,988	91,070
Depreciation and amortization	31,516	25,502	117,820	104,416
Interest expense	34,528	27,471	128,350	107,279
Interest income	(227)	(1,229)	(1,933)	(2,421)
EBITDA	210,945	162,961	725,711	581,382
Adjustments:
Merger and acquisition expenses	865	462	14,772	2,093
CFPB litigation settlement	—	—	11,000	—
Other (income) expense, net	(1,179)	(543)	(5,343)	6,250
Adjusted EBITDA	$210,631	$162,880	$746,140	$589,725

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Cash flow from operating activities	$153,628	$126,640	$612,930	$544,066
Cash flow from certain investing activities:
Pawn loans made	(661,711)	(422,375)	(2,333,564)	(1,899,202)
Pawn loans repaid	403,654	273,880	1,326,812	1,081,973
Recovery of pawn loan principal through sale of forfeited collateral	211,478	167,935	802,876	739,521
Investments in finance receivables	(102,568)	(114,493)	(428,651)	(455,072)
Proceeds from finance receivables	87,642	93,927	335,987	310,503
Purchases of furniture, fixtures, equipment and improvements	(20,116)	(12,914)	(62,108)	(54,732)
Free cash flow	72,007	112,600	254,282	267,057
Merger and acquisition expenses paid, net of tax benefit	646	354	12,563	1,603
Adjusted free cash flow	$72,653	$112,954	$266,845	$268,660

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
March 31, 2026
Adjusted net income (1)	$416,409

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,194,603
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	19%

Average total assets (average of five most recent quarter-end balances)	$4,956,985
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	8%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America and the U.K., which are transacted in local currencies in Mexico, Guatemala, Colombia and the U.K. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America and the U.K., consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Latin America Pawn Segment Constant Currency Results

The following table presents operating results for the Latin America pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	Three Months Ended March 31, 2026
		Currency	Constant Currency
		Exchange Rate	Basis
	U.S. Dollar Basis	Fluctuations	(Non-GAAP)
Revenue:
Retail merchandise sales	$159,841	$(21,208)	$138,633
Pawn loan fees	76,646	(10,193)	66,453
Wholesale scrap jewelry sales	20,632	—	20,632
Total revenue	257,119	(31,401)	225,718

Cost of revenue:
Cost of retail merchandise sold	104,066	(13,740)	90,326
Cost of wholesale scrap jewelry sold	16,860	(2,283)	14,577
Total cost of revenue	120,926	(16,023)	104,903

Net revenue	136,193	(15,378)	120,815

Segment expenses:
Operating expenses	80,727	(10,432)	70,295
Depreciation	4,585	(575)	4,010
Total segment expenses	85,312	(11,007)	74,305

Segment pre-tax operating income	$50,881	$(4,371)	$46,510

The following table presents earning assets for the Latin America pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	As of March 31, 2026
		Currency	Constant Currency
		Exchange Rate	Basis
	U.S. Dollar Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$194,116	$(20,386)	$173,730
Inventories	144,013	(15,164)	128,849
	$338,129	$(35,550)	$302,579

Exchange Rates for the Mexican Peso, Guatemalan Quetzal, Colombian Peso and British Pound Sterling

	March 31,		Favorable /
	2026	2025	(Unfavorable)
U.S. dollar / Mexican peso exchange rate:
End-of-period	18.1	20.3	11%
Three months ended	17.6	20.4	14%

U.S. dollar / Guatemalan quetzal exchange rate:
End-of-period	7.6	7.7	1%
Three months ended	7.7	7.7	—%

U.S. dollar / Colombian peso exchange rate:
End-of-period	3,670	4,193	12%
Three months ended	3,699	4,191	12%

British pound sterling / U.S. dollar exchange rate:
End-of-period	1.32	1.29	2%
Three months ended	1.35	1.26	7%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com